Exhibit 99.2

FOR IMMEDIATE RELEASE

TeleNav Announces Extension of Lock-Up Agreement

Sunnyvale, Calif. – October 26, 2010 – TeleNav, Inc. (NASDAQ: TNAV), a leading provider of location-based services, or LBS, including voice guided navigation on mobile phones, autos and enterprise LBS, today announced that pursuant to FINRA rules, the term of the lock up agreements between its pre-IPO stockholders and the IPO underwriters has been automatically extended until November 15, 2010. The lockup agreements restrict dispositions of company securities prior to a date which is 180 days after the effective date of the company’s initial public offering, unless prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period. TeleNav will announce earnings for the quarter ended September 30, 2010 on October 28, 2010.

About TeleNav, Inc.

TeleNav, Inc. is a leading provider of consumer location-based services (LBS), enterprise LBS and automotive LBS. TeleNav’s solutions provide consumers, wireless service providers, enterprises and automakers with location-specific, real-time, personalized services such as GPS navigation, local search, mobile advertising, mobile commerce, location tracking and workflow automation. TeleNav’s technology is available across more than 500 types of mobile phones, all major mobile phone operating systems and a broad range of wireless network protocols. TeleNav’s service providers and partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Cincinnati Bell, Ford Motor Company, NII Holdings, Rogers, Sprint Nextel, Telcel, T-Mobile UK, T-Mobile USA, U.S. Cellular, Verizon Wireless and Vivo Brazil.

For more information on TeleNav, please visit www.telenav.com. Follow TeleNav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav.

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Copyright 2010 TeleNav, Inc. All Rights Reserved.

“TeleNav,” the TeleNav logo, and “telenav.com” are registered and unregistered trademarks and/or service marks of TeleNav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

TNAV-F

Media Contacts:

Todd Witkemper

TeleNav, Inc.

408-990-1216

toddw@telenav.com

Investor Relations:

Cynthia Hiponia

The Blueshirt Group (for TeleNav)

408.990.1265 IR@telenav.com